Exhibit 99

CIMA LABS Announces Fourth-Quarter and Full-Year 2003 Financial Results;
    Company Reports Seventh Consecutive Quarter of Record Revenues

    EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--Feb. 26, 2004--CIMA LABS INC. (NASDAQ: CIMA) today reported financial results for the fourth quarter and 12 months ended December 31, 2003.

    For the fourth quarter of 2003:

    -- Revenues increased 34 percent to $20.8 million from $15.5 million in the fourth quarter of 2002, and rose sequentially from $20.3 million in the third quarter of 2003.

    -- The Company's GAAP operating loss was $10.6 million, compared with GAAP operating income of $4 million for the fourth quarter of 2002, and $930,000 in the sequential third quarter of 2003.

    -- Due to lower reinvestment rates, other income, principally investment income, declined to $624,000 from $1.3 million in the fourth quarter of 2002.

    -- The Company's GAAP net loss was $9.8 million, or $(0.67) per share, compared with net income of $6.7 million, or $0.45 per diluted share, for the fourth quarter of 2002. GAAP net income for the sequential third quarter of 2003 was $972,000, or $0.07 per diluted share.

    The operating loss for the fourth quarter of 2003 included $13.7 million in expenses related to the Company's terminated merger with aaiPharma, Inc. (NASDAQ: AAII) and its ongoing proposed merger with Cephalon, Inc. (NASDAQ: CEPH). These merger-related expenses included the payment of an $11.5 million break-up fee to aaiPharma, as well as advisory, investment banking, legal and administrative expenses. Under generally accepted accounting principles (GAAP), CIMA is required, as the accounting acquiree in both transactions, to expense costs related to the mergers as they are incurred. Certain of these costs are not considered tax deductible for financial reporting purposes based on new IRS rules.
    Excluding these merger-related charges, pro forma operating income for the fourth quarter of 2003 was $3.1 million (15.0 percent of revenues), compared with $4 million (25.9 percent of revenues) for the fourth quarter of 2002. Pro forma net income for the fourth quarter of 2003, excluding merger-related expenses, was $3.2 million, or $0.21 per diluted share.
    CIMA's pro forma operating income, pro forma net income, and pro forma net income per diluted share are not based on GAAP. The Company believes such non-GAAP information provides investors with an additional means of measuring corporate performance and a consistent basis for comparing CIMA's results for the fourth quarter of 2003 with results for prior quarters. Within this news release, the Company has included tables that provide a reconciliation of these pro forma measures to comparable measures reported under GAAP.

    For the full year 2003:

    -- Revenues grew 63 percent to $76.1 million from $46.6 million in 2002.

    -- Including merger-related expenses, the Company's GAAP operating loss was $1.5 million, compared with GAAP operating income of $9.8 million last year.

    -- Due to lower reinvestment rates, other income, principally investment income, declined to $3.3 million from $6.4 million in 2002.

    -- CIMA's GAAP net loss was $2.0 million, or $(0.14) per share, compared with GAAP net income of $18.6 million, or $1.28 per diluted share, in 2002.

    Operations Review

    "CIMA reported its seventh consecutive quarter of record revenues, and the Company's revenue for the full year 2003 was in line with our upwardly revised guidance of $75 million to $77 million," said Steven
B. Ratoff, chairman and interim CEO. "Posting 63 percent revenue growth in 2003 was a significant achievement, given the demands placed on our organization by the extraordinary level of M&A activity during the second half of the year. Equally significant, we continued to operate profitably on a pro forma basis even as we increased our investments in capacity expansion and the development of OraVescent Fentanyl. For the quarter, Organon's Remeron SolTabs, Wyeth's Alavert, and AstraZeneca's Zomig continued to be our major revenue generators."
    "Our fourth-quarter pipeline and business development initiatives continued to focus on CIMA's proprietary OraVescent Fentanyl, the first product generated as a result of the dual operating strategy we initiated last year," Ratoff said. "We concluded a successful End of Phase II meeting with the U.S. Food and Drug Administration (FDA), and have begun our preparations for the Phase III Safety and Efficacy clinical trials. We expect to begin enrolling patients during the second quarter of 2004. We believe that CIMA is on target to achieve its plans to file a regulatory submission for OraVescent Fentanyl in early 2005, with commercial introduction occurring in early 2006."
    Stated Chief Operating Officer John Hontz, Ph.D., "From an operational standpoint, CIMA again performed well during the fourth quarter. In order to meet our partners' production needs, we continued to operate at levels substantially above normal capacity. At the same time, we stayed on track and on budget with our capacity expansion projects."
    "Although our partners delayed the introduction of two products we had expected them to launch in the fourth quarter, production of ODT tablets rose 40 percent from a year ago, contributing to a nearly 84 percent increase in manufacturing volume for the full year," Hontz said. "CIMA's pipeline includes a total of 17 partner-driven products. We expect our partners to launch two products in 2004, with the potential for an additional four to six launches in 2005."

    Financial Review

    Stated Chief Financial Officer James Hawley, "CIMA performed well financially in the fourth quarter. We generated record revenue and solid pro forma operating income even as we invested in capacity expansion and increased R&D spending by $1.1 million sequentially as a result of accelerating OraVescent Fentanyl development expenses."
    "We recognized the remaining federal tax benefits from net operating losses in the fourth quarter of 2003," continued Hawley. "CIMA's effective tax rate for the fourth quarter was 1.7%, and 16.0% on a pro forma basis, excluding the merger-related expenses. We expect a normalized tax rate of approximately 37.5% to apply to CIMA's earnings in 2004 and beyond. Earnings per diluted share at the fully taxed rate of 37.5%, excluding merger-related expenses, would have been $0.16 for the fourth quarter of 2003 compared with $0.23 for the fourth quarter of 2002." CIMA's fully taxed earnings per share are a non-GAAP financial measure that the Company is using to provide a comparison to prior quarters. A reconciliation of fully taxed earnings per share to the comparable GAAP financial measure is included in the statements incorporated as part of this news release.
    "CIMA's cash and available-for-sale securities totaled $110.2 million at December 31, 2003, compared with $131.7 million at December 31, 2002. The decline in cash and available-for-sale securities reflects our investments in manufacturing capacity expansion, transaction-related expenses, and increased OraVescent Fentanyl spending. We continued to have no debt on our balance sheet," concluded Hawley.

    Business Outlook

    "Looking ahead to the first quarter of 2004, our partner-based collaborative product business is facing several challenges," Ratoff said. "A significant portion of our Q4 shipments to Wyeth were for packaging for future sale, and our first-quarter Alavert shipments are expected to decline as a result. This factor, coupled with the impact of the Alavert launch in Q1 of 2003, will produce unfavorable year-over-year comparisons. In addition, the long-anticipated introduction by Barr Laboratories of a generic competitor to Remeron SolTabs in the U.S. market, which took place during the fourth quarter of 2003, will have an effect on our business during the first quarter. Also, AstraZeneca recently signed an agreement to market Zomig through an independent distributor in the United States. We expect this to result in an adverse royalty revenue effect from our partner because the selling price on which we generate royalties will be lower."
    The Company expects the combined effect of these developments to reduce CIMA's first-quarter partner-driven revenue by approximately $1 million to $1.5 million from the comparable period a year ago. CIMA anticipates that partner launches during the year of Company-manufactured products will partially offset the effect of these factors in 2004. CIMA anticipates that Organon, Wyeth and AstraZeneca will represent approximately 41 percent, 20 percent and 17 percent of revenues, respectively, for the first quarter.
    For the first quarter of 2004, CIMA expects its revenue component mix to include product sales revenues of approximately 60 percent, product development and licensing revenues of approximately 10 percent, and revenues from royalties of approximately 30 percent.
    Given the anticipated decline in partner-driven sales and an associated reduction in manufacturing volume, CIMA expects first-quarter 2004 gross profit margins on manufactured products to decline to between 18.5 percent and 20.5 percent. This also reflects the increase in overhead due to the Company's recent investments in manufacturing capacity expansion, undertaken in anticipation of future growth requirements. Reflecting the start of the Phase III clinical trials for OraVescent Fentanyl, CIMA's R&D expense for the first quarter of 2004 is anticipated to rise to the range of $7 million to $7.5 million. The Company expects selling, general and administrative expenses to be in the range of $3.8 million to $4.5 million, including estimated transaction costs and costs related to CIMA's ongoing patent litigation.
    Considering the variables above, CIMA expects a first-quarter operating loss in the range of $3 million to $4 million.
    Concluded Ratoff, "In light of CIMA's impending merger with Cephalon, we will not be providing financial guidance for full-year 2004. As we've stated previously, we expect to close the deal upon completion of the HSR clearance process, and the satisfaction of all of the closing conditions in the merger agreement. We continue to believe that the long-term prospects for CIMA's business remain bright. OraVescent Fentanyl is moving rapidly into the clinic and we continue to make progress in moving our partner products through the development pipeline. We've assembled a tremendous team and created strong partner relationships. Most important, CIMA has succeeded in developing ODT technologies that are becoming increasingly recognized across the pharmaceutical industry and we expect this recognition to generate strong long-term growth for our business."

    GAAP to Pro Forma Reconciliations

    The following tables reconcile pro forma operating income, pro forma net income, and pro forma income per diluted share to those reported under generally accepted accounting principles for the three- and 12-month periods ended December 31, 2003 and 2002.


GAAP operating income to Pro Forma operating income

  (In millions of dollars)             Q4      Q4    12 Mos.  12 Mos.
                                      2003    2002     2003     2002

GAAP operating income (loss)         (10.6)    4.0     (1.5)     9.8
Add back: merger-related expenses     13.7       -     17.4        -
Pro forma operating income             3.1     4.0     15.9      9.8


GAAP 2003 net income to Pro Forma 2003 net income (effective tax rate of 16% in Q4, 27% 2003)

(In millions of dollars, except        Q4    12 Mos.
      per-share amounts)              2003    2003

GAAP net (loss)                       (9.8)   (2.0)
Add back: merger-related expenses     13.7    17.4
Less: tax expense at pro forma        (0.5)   (5.1)
Less: tax benefit as reported         (0.2)      -
Add back: tax expense as reported        -     3.7
Pro forma net income                   3.2    14.0
Pro forma net income per diluted
 share                                0.21    0.95


GAAP net income to Pro Forma net income (effective tax rate of 37.5%)

(In millions of dollars, except        Q4      Q4     12 Mos.  12 Mos.
      per-share amounts)              2003    2002     2003     2002

GAAP net income (loss)                (9.8)    6.7     (2.0)    18.6
Add back: merger-related expenses     13.7       -     17.4        -
Less: tax benefit as reported         (0.2)   (1.4)       -     (2.4)
Add back: tax expense as reported        -       -      3.7        -
Less: tax expense at 37.5%            (1.4)   (2.0)    (7.2)    (6.1)
Pro forma net income                   2.3     3.3     12.0     10.1
Pro forma net income per diluted
 share                                0.16    0.23     0.81     0.69

    Fourth-Quarter Conference Call and Replay

    CIMA will review its fourth-quarter operating results in a conference call at 4:30 p.m. ET today. A replay of the conference call will be available for one week by dialing 719-457-0820 and providing the 497860 confirmation code. Investors also can listen to the conference call by visiting the Company's website, www.cimalabs.com. The call will be archived on this site.

    About CIMA LABS

    CIMA develops and manufactures prescription and over-the-counter products based upon its proprietary, orally disintegrating drug delivery technologies, OraSolv(R) and DuraSolv(R). Based on its technologies, an active drug ingredient, which the Company frequently taste-masks, is formulated into a new, orally disintegrating dosage form that dissolves quickly in the mouth without chewing or the need for water. The Company develops and manufactures orally disintegrating versions of drugs for pharmaceutical company partners for whom CIMA currently produces three branded prescription pharmaceuticals and three over-the-counter brands. CIMA also is developing proprietary products utilizing its orally disintegrating technologies, as well as its new OraVescent(R) enhanced absorption, transmucosal drug delivery system.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, CIMA's first-quarter 2004 expectations for partner-driven revenue, revenue component mix, gross margin on manufactured products, operating and merger-related expenses; the future success of products marketed by CIMA's partners; CIMA's expected effective tax rate; and the timing of the introduction of new products incorporating CIMA's technologies. A number of factors could cause actual results to differ materially from CIMA's assumptions and expectations. These factors include the successful completion of feasibility projects, consumer acceptance of products incorporating CIMA's technologies, the receipt of firm orders for these products, the success of pharmaceutical companies in marketing products incorporating CIMA's technologies, production costs, production yields, agreeing to commercial terms with pharmaceutical companies for new collaborative development and license agreements, capacity utilization of product development and manufacturing resources, the outcome of tests in humans of proposed products, returns on investments, and recognition of income tax benefits. Additional factors that may cause actual results to differ from CIMA's assumptions and expectations include those set forth under the heading "Factors That Could Affect Future Results" included in CIMA's most recent filings with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. These forward-looking statements speak only as of the date on which they are made. CIMA disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                      Condensed Income Statement
                   (in thousands, except per share)

                                     Unaudited           Unaudited
                                 Three Months Ended   Full Year Ended
                                    December 31         December 31
                                   2003      2002      2003     2002

Operating Revenues:
  Net sales                      $13,396    $8,420   $49,061  $23,391
  Product development fees and
   licensing                       1,602     2,887     6,163   11,496
  Royalties                        5,796     4,194    20,852   11,738
Total operating revenues          20,794    15,501    76,076   46,625

Operating expenses:
  Cost of goods sold               9,892     6,540    34,578   18,481
  Research and product
   development                     4,701     2,858    13,519   10,641
  Selling, general and
   administrative                  3,076     2,083    12,112    7,710
  Merger expenses                 13,705         -    17,413        -
Total operating expenses          31,374    11,481    77,622   36,832

Operating income                 (10,580)    4,020    (1,546)   9,793

Other income                         624     1,257     3,296    6,383

Income before provision
 for taxes                        (9,956)    5,277     1,750   16,176
Income tax expense (benefit)        (167)   (1,385)    3,725   (2,441)

Net income (loss)                $(9,789)   $6,662   $(1,975) $18,617

Net income (loss) per basic
 share                            $(0.67)    $0.47    $(0.14)   $1.31

Net income (loss) per diluted
 share                            $(0.67)    $0.45    $(0.14)   $1.28

Weighted average of number of
 shares:
  Basic                           14,531    14,234    14,420   14,193
  Diluted                         14,531    14,655    14,420   14,599


                      SELECTED BALANCE SHEET DATA
                            (in thousands)

                                             December 31, December 31,
                                                  2003         2002
                                              (unaudited)   (audited)
Cash, cash equivalents and available-for-
 sale securities - current & non-current       $110,157     $131,681
Trade accounts receivable, net                   14,686       14,621
Inventories, net                                  7,289        4,082
Property, plant & equipment, net                 78,112       61,074
Deferred tax assets, net                         14,008       11,414
Total assets                                    230,268      225,353
Current liabilities                              15,689       12,052
Stockholders' equity                            214,579      213,301

    CONTACT: CIMA LABS INC.
             James Hawley, 952-947-8700
             investorrelations@cimalabs.com
             or
             Sharon Merrill Associates, Inc.
             Ehren Lister, 617-542-5300
             elister@investorrelations.com